EXHIBIT 99.2
FINANCIAL DYNAMICS
Moderator: Jennifer Williams
3-14-08/10:00 am CT
Confirmation # 9748501

FINANCIAL DYNAMICS

Moderator: Jennifer Williams
March 14, 2008
10:00 am CT

Coordinator:
Welcome and thank you for standing by. At this time, all lines are in the listen-only mode. After the presentation, we will conduct a question and answer session. To ask a question, please press star, 1. Today’s conference is being recorded. If you have any objections, you may disconnect at this time. I would now like to turn the meeting over to Miss Jennifer Williams with FD.

Jennifer Williams
Good morning everyone, and welcome to the Hooper Holmes Fourth Quarter and Year-End 2007 Conference Call. If anyone has not received a copy of the release issued this morning, please call FD at 212-850-5600 and a copy will be sent to you immediately.

Before management begins their formal remarks, I would like to remind you to the extent the company statements or comments represent forward-looking statements, I refer you to the risks, factors and other cautionary factors in this morning’s press release as well as the company’s most recent SEC filings.

In addition, this call is being recorded on behalf of Hooper Holmes and is copyrighted material. It cannot be rerecorded or rebroadcast without the company’s expressed permission. As you know, you participation implies consent to our taping. Once management has concluded their formal remarks, we will open the call for questions

With us today from management are Roy Bubbs, interim President and Chief Executive Officer and Michael Shea, Chief Financial Officer. Roy, please go ahead.
Roy Bubbs:	Thank you Jennifer and thank you all for joining us this morning. I have some opening remarks and afterwards, Mike and I will be glad to take any of your questions.

When we spoke ten days ago, I told you that I was focused on sales and sales management in Portamedic. I talked about the importance of possible revenue. I also spoke about driving a professional business mentality throughout Hooper Holmes – an attitude focused on profitable growth.

The results we announced this morning reinforced the importance of focusing on profitability and growth. Mike will review the numbers in a moment but before he does, I want to call your attention to several points.

The first is Portamedic units, which declined 13 percent in the fourth quarter of 2007. That is the same rate of decline we saw in the third quarter. This is not satisfactory and it is one reason why one of the first things I did on the job was to bring Portamedic’s top sales and operational leaders together for a two-day working session.

About 60 percent of our business is locally ordered and of that about half is ordered by our local agents. We need more field sales people on the street with the right tools and training to win new business. Right now we are filling 10 open positions and we have developed new materials that we need to use to get more sales.

The other half of local business is ordered by brokers. We need to do a better job selling our end-to-end process. If we can get brokers from application to commissions faster than anyone else, we will win their business.

The second point is pricing. We raised our prices by 6 percent on average per exam starting on January 1, 2008. This increase applied to 30 to 40 percent of customers who do not have contracts. As you know, we successfully introduce price increases in ’07 and we are hopeful our ’08 pricing will hold after years of price decline.

The third point is gross margins. We significantly improved gross margins in the fourth quarter to 24.9 percent, an increase of about 210 basis points. The major component of this margin improvement comes from pricing increases, cost reductions related to consolidating various office locations and eliminating costly equipment leases.
And the last point I’d like to underscore is managing costs. In the fourth quarter of ’07, SG&A declined to $15 million compared to $16.9 million in the fourth quarter of ’06. A good deal of reduction is due to implementing strategic initiatives that were identified in ’06 to reduce headcount and operating expenses.

Looking at our other businesses, progress continues in Health and Wellness, which was launched a little over a year ago. The fourth quarter is a strong quarter from a seasonality perspective. In the fourth quarter, this business delivered $2.5 million of revenue and a total of $5 million for the full year of ’07. We now have 15 Health and Wellness customers, including several newly won in the fourth quarter such as Health Promotions Network and Health Promotions Management, Inc.

Heritage Labs (unintelligible) fourth quarter revenues that were 16 percent above fourth quarter ’06. However, the loss of one major customer will reduce Heritage Labs revenues on an annualized basis by about $4 million beginning at the end of the first quarter of ’08. In response, we are adding to the Heritage Lab sales team to bring in new customers.

Underwriting Solutions has done a good job bringing in new revenues from new customers and diversifying our customer base. As you remember, one major customer of this business contributed 80 percent of the revenue back in 2006. That customer contributes less than 40 percent of revenue today.

And now I’d like to turn it over to Mike Shea to review the numbers.

Michael Shea:
Thank you, Roy and good morning everyone. For the fourth quarter of 2007, our consolidated revenues decreased 5 percent to $58.3 million, compared to $61.3 million in 2006. We had a loss of continuing operations of $2.3 million or 3 cents per share compared to a loss of $36.7 million or 54 cents per share in 2006.

Our fourth quarter 2007 loss from continuing operations includes restructuring and other charges of $1.8 million while the fourth quarter loss for 2006 included restructuring and other charges of $2 million and an impairment charge of $33.1 million related to goodwill and intangibles.

In regard to discontinued operations, as previously announced, we concluded the sale of our former U.K. subsidiary, Medicals Direct, during the fourth quarter. This transaction resulted in the gain of approximately $9.2 million. As for revenues in the fourth quarter, our Portamedic revenues decreased approximately 5 percent to $36.1 million compared to $37.9 million in the fourth quarter of 2006. This decrease is the result of a reduction in paramedical exams of approximately 13 percent partially offset by higher average revenue per exam of 7 percent.

Infolink reported revenues of $7 million, a decrease of 8 percent compared to $7.6 million in the fourth quarter of 2006. Heritage Labs revenues increased to $5 million in the fourth quarter of 2007, up approximately 16 percent in comparison to 2006, partially attributable to increased lab testing for wellness customers.

Underwriting Solutions revenues decreased 25 percent to $3.3 million primarily due to the loss in volume from one major customer, partially offset by revenue from new clients. Our Claims Evaluation division reported revenues of $6.9 million, a decline of 4 percent compared to $7.2 million, reported in the fourth quarter of 2006. The decrease was primarily the result of continued declines in independent medical exams ordered by our customers.

As Roy mentioned earlier, our consolidated gross margin for the fourth quarter of 2007 was 24.9 percent, a significant improvement from 22.8 percent in the prior year. For our Health Information division, gross margin increased to 24.6 percent versus 22.4 percent in the fourth quarter of 2006. Gross margin for our Claims Evaluation division increased to 27.6 percent from 26.2 percent in 2006.

As for Selling, General and Administrative expenses, SG&A on a consolidated basis totaled $15 million in the fourth quarter of 2007, a decrease of approximately $1.8 million or 11 percent from the prior year period.

Regarding our balance sheet, working capital at December 31, 2007 was approximately $22.1 million, including $10.6 million in cash and cash equivalent and no debt outstanding. Accounts receivable totaled $29.7 million with day sales outstanding of 46 days.

Regarding cash flows, cash provided by operations approximated $3.3 million in the fourth quarter of 2007, primarily resulting from a significant decline in our accounts receivable, partially offset by our operating loss for the quarter. In addition, capital expenditures for the quarter were approximately $1.4 million. And with that, I’ll turn the call back to Roy.

Roy Bubbs:
Thanks, Mike. Nothing I see in these results changed my opinion that there is a great deal of business that can be won by Hooper Holmes in all our businesses. Therefore, we will continue to focus on profitable and top-line revenue. In the days ahead, we will continue to strengthen our sales force and we will address two areas that have a significant (unintelligible) on our bottom line.

On profitable commitments with some customers and the no-app, no-pay problem, we’ve already begun a pilot to charge back people who order our services with brokers and agents and we can’t find the insurance company that finally receives the application. And we are going back to some of our customers to get the appropriate pricing and margins we need to deliver service profitably.

Before we get to your questions, I’d like to refer to the subject of exploring strategic alternatives, which was mentioned when my appointment was announced on February 6. The board’s intention is to improve Hooper Holmes’ valuation to all stakeholders. To that end, all options will be considered, including investments, acquisitions and disposing of certain businesses. We have reviewed but not selected an investment advisor. We will keep the market updated in due course.

I’d like to remind you that we are not in a position today to give guidance, other than to reiterate our February 20 announcement that we do not expect to be a profitable year this year. I would like to underscore that we are very dedicated to improving this business. We’ve made progress last year on the cost side but we are committed to improving a profitable revenue and getting market share in Portamedic.

At the same time, we look to leverage our strength and to grow our other business rapidly. We thank you for your patience and support. And now, I’ll be glad to take your questions.

Coordinator:
Thank you. We will now begin the question and answer session. To ask a question, please press star, 1. You will be prompted to record your name and company name. To withdraw you request, press star, 2. Once again, to ask your question press star, 1. One moment please.

Our first question comes from (Mitra Ramgrupel) of Fidelity.

(Mitra Ramgrupel):	(unintelligible). Good morning, guys.
((Crosstalk))
(Mitra Ramgrupel):
Just a few questions. I guess, you know, starting with the revenue. We did see some substantial improvement in looking at the ’08. I know you mentioned about eliminating unprofitable revenue. I don’t know if it’s possible to give a sense of the – what we – problems we saw in the fourth quarter that could be gone going forward.

Michael Shea:
No, (Mitra), we're not going to be that specific on that. We’re analyzing all of our revenue as Roy talked about today and on the previous call, but at this point, no we’re not in position comment, you know, that - what impact that would have on ’08 revenues.

(Mitra Ramgrupel):
Okay. And I think you mentioned you just implemented some price increases January 1 and this is coming off, I guess, some increases you that you saw in the fourth quarter. It seems that you certainly have some leeway on that front?

Michael Shea:	So far, you’re right. We did have success with that in 2007. Our price increases – we put them up again January 1 and, you know, right now the pushback has been minimal, so we’re confident.
(Mitra Ramgrupel):
Okay. I know (unintelligible) disease, you said it was seasonally strong, but how would we – if you had to sort of strip that out from the line items you reported, where should we take that out of? Because I know some of it is also in Heritage.

Michael Shea:
That’s right. What you should do for the $2.5 million of Health and Wellness and $2.5 million of revenue in Q4, about 65 percent of that is Portamedic revenue and reported in that line. Approximately 35 percent is in the Heritage numbers.

(Mitra Ramgrupel):	Okay, thanks. And again, without reading too much into the fourth quarter, I think you said it was just seasonally strong as opposed to just the addition of new clients, et cetera?
Michael Shea:	It was both. We certainly did have new clients in the quarter for Health and Wellness. So we’re very pleased with that, but absolutely, it is the strongest quarter from the seasonality perspective.
(Mitra Ramgrupel):
Okay. And looking at SG&A, that came down significantly. I know you’ve talked about, you know, revamping the sales force, making some additions, et cetera. Should we expect a spike on that line or, you know, is that a fairly reasonable run rate to look forward to?

Michael Shea:
Yeah, I would not call it a spike. I think that’s a pretty reasonable run rate. You know, you’re right. These investments we’re going to make, we’re going to try and make self-funding. So it’s basically diverting existed budgeted dollars as opposed to adding. So - but we have cut a lot so I would not expect and, you know, -- and Roy talked about this on a previous call -- not expect a huge or any type of decrease at this point in that SG&A line.

(Mitra Ramgrupel):	Okay. And again, you had some charges in this quarter. As we look out to ’08 and beyond is it fair to assume that, you know, the charges are pretty much behind us now and the restructuring?
Michael Shea:
Well I think I’ve said that before, so I’m not going to reiterate that. I mean, we have had new special charges. We will have some special charges in Q1, certainly, you know, related to our – the CEO termination. So I do see special charges on the horizon, at least in Q1. So I can’t say that we will not be having those going forward.

(Mitra Ramgrupel):	Okay. And then finally, it seems like you’re cash flow positive in the quarter?
Michael Shea:
Yes we were -- $3.3 million but I do need to point out that that was due to a significant decrease. We did a great job in our receivables this quarter, offset partially by the reduced operating loss. So it was cash flow positive for the quarter, but for the year, cash flow in continuing operations was about a negative $5.8 million. You’ll see details in that – of that, when we issue our 10k on Monday.

(Mitra Ramgrupel):	Okay, thanks.
Coordinator:	Our next question comes from (Brian Riley) from Wachovia.
(Brian Riley):	Good morning. I was just wondering if we had the cash flow number excluding balance sheet changes for the quarter.
Michael Shea:	Yes. For the quarter, so basically you’re talking the EBITDA. EBITDA for Q4 was a negative $1.1 million in Q4.
(Brian Riley):
Okay, great. And my question on pricing was partially answered. We were having some luck in the pricing area. I was just wondering how we are perceived relative to our competition with our pricing structure currently.

Roy Bubbs:	It appears when we increase our price, our competitors follow right behind us.
(Brian Riley):	Okay. Well thank you very much and good luck.
Michael Shea:	Thanks, Brian
Roy Bubbs:	Thank you.
Coordinator:	Our next question comes from Nelson Obus from Wynnefield Capital.
Nelson Obus:
Yeah, hi there. I wonder if I could just ask a big picture question. You know, with the change in leadership here, how does the – I mean, are there any nuances or sort of changes in focus or strategy that we should expect to be implemented? I mean, frankly, you know, being blunt is something that I can’t help but be, from the outside, the – given all the information we’ve gotten here, the resignation of Mr. Calver seems like an extraordinary overreach, for the kinds of things that you’ve so far discussed usually are dealt with by replacing a marketing guy not a CEO.

So I’ve got to think that there’s been some rethinking. I just – if you could help us at all on the big picture view, because it just – it doesn’t quite add up. I mean, forget about my skepticism. Let’s take it positive. Where are we going with a company that might be a little bit different other than blocking and tackling a little better in the Portamedic arena?

Roy Bubbs:
Strategically, I think the company’s focus are other businesses besides Portamedic. Seem to have the right people, the right focus, the right sales plan and are implementing quite well. Our focus, as I’ve said earlier, is on top line revenue growth and that, you know, if not strategical, it would be very tactical at this moment that the company is focused very much on the tactical side of what needs to be done over the next x amount of months to get the revenue to a position where we no longer talk about red, we talk about black.

So that is the bigger picture as there is – is that we’re all about right now, focused on implementing – tactically being good at our implementation and starting to get profitable revenues, primarily in – on the Portamedic side.

Nelson Obus:
All right. Well let me ask that question a little differently. I mean, when you look at the company, basically it’s an unprofitable business model which, you know, is being made less profitable by some industry changes. One thing that this – that the old CEO was – the former CEO was fond of articulating was that he looked at Portamedic as a massive distribution system that was being under-utilized and that there were, you know, opportunities to (unintelligible) you know, and, you know, that was all what I call high concept but, you know, it was kind of intriguing because you do have this distribution center that’s legendary in the industry.

Do you still, I mean, do you still think that those opportunities are there and that the distribution system can be used in a more productive manner and that should ultimately after you’ve done some fine-tuning here, become the goal of that distribution system or are you looking in a different direction?

Roy Bubbs:
I believe there’s – we have a great asset and that’s in our distribution system. I believe we can leverage that and we currently do get synergy from it. And I expect we’ll continue to get synergy from it.

Nelson Obus:	Okay. Thanks. I mean, one thing you’ve got going for you is you’re not sitting on a lot of debt, so hopefully you can find your way out of this, okay? Thanks.
Roy Bubbs:	Thank you.
Coordinator:	Once again, to ask a question, press star, 1. Matt Reiner of Adirondacks.
Matt Reiner:	Hello?
Roy Bubbs:	Hello.
Matt Reiner:
Hi guys. The – can you give a little more color to when you think – I mean, I understand that you’re in a situation here and you’re trying to get your arms around it but as far as like providing , you know, some sort of range of expectations. I mean, you know, on your last call you indicated you weren’t ready to provide any kind of guidance yet and now you’re reiterating that.

And it just – it seems like, you know, I’m not looking for exact specifics. I understand you’re still trying to get around but even a little more general information as to directionally where. To say you won’t be profitable is one thing, but is it one of those things that you’re going to exit the year still not being profitable? Do you have any intention of at least hitting breakeven at some point during the year or is it just too early for you to figure that part out yet?

Roy Bubbs:
(Unintelligible) I think the most appropriate answer to the marketplace is it is too early. We feel what we’re focused on are the right things to not only improve our sales and bring in new customers, new agents, whether they be through the existing channels that we spent a lot of years in but also the ever increasing brokerage channel.

We also believe that our pricing is not outrageous. It’s in line with our costs and we believe our customers will work with us – our clients, excuse me, will work with us in understanding the cost of delivering the business and what are appropriate charges that we should be getting.

Lastly, you know, it’s pretty simple that if somebody orders something and we can’t find the company they placed with it that they’ll either help us find that company or pay for it themselves. So those are just fundamental things that I believe will have a significant impact on our bottom line. It’s just how fast will that rubber and that traction take hold on the road and how fast we can get it done.

Putting that all together along with the other businesses who seem to be performing quite well, I feel very strong that we’re going to make progress this year.

Matt Reiner:
What about from a cash burn perspective? I mean, I know now you have $10 million in cash, or you did as of December 31 and, you know, how much credit line to you have available and do you think you have the money to get through ’08? You know, given that you’re not going to be profitable in ’08?

Michael Shea:
Yeah, the answer to that is, absolutely yes. You’re right. With our cash on hand, the credit facility is – we have complete availability under our credit facility and, you know, certainly, if you look at the, you know, the EBITDA – the negative EBITDA for the fourth quarter you can kind of get a picture as to, you know, how much cash we’re going through each quarter.

So certainly, based on all that, you know, we do believe we have sufficient funds available for operations until we do turn cash flow positive
.

Matt Reiner:	Mm hmm. Okay, and then when we talk about Heritage Labs, the large customer that you’re losing, is - can you give us more color on to why that customer’s leaving or…?
Michael Shea:
We had disclosed this previously in the, you know, in our filings. Let me point out the customer, number one, did not express any dissatisfaction with Heritage as far as, you know, terms of our, you know, our quality or our service. But they did believe that a competitor lab could better address some of their research and analytical needs. So they had no issues with Heritage in any way but they just felt a competitor could better address some of their issues as a customer.

Matt Reiner:	Mm hmm. Is the lab business profitable in its own right, even, you know, with that lost customer?
Michael Shea:	Yes.
Matt Reiner:	If we’d taken - even with that being gone?
Michael Shea:	Yes.
Matt Reiner:	Okay. All right. Okay, thanks.
Coordinator:	Our next question comes from Walter Schenker of Titan Capital.
Walter Schenker:
Thank you. I may have got disconnected along the way so I apologize if some of this is redundant. The company still expects the Wellness business to be roughly double what it was last year? That’s part of a projection and you won’t say that?

Michael Shea:	Yeah, we’ve not gotten that specific, Walter. What, you know, what we have said is we expect, you know, $40 to 50$ million in two to three years.
Walter Schenker:	And that…
Michael Shea:	We’ve not given anything specific on ’08 related to Health and Wellness.
Walter Schenker:	But you still believe $40 to $50 million in two to three years – make it three years, is a reasonable target?
Michael Shea:	Yes.
Walter Schenker:	Which would mean that between $4 million and that number there requires some pretty big gain somewhere in between.
((Crosstalk))
Michael Shea:	They’d require significant growth.
Walter Schenker:
Okay. And secondly, what I don’t understand, what was so unusual – I realize there was some (unintelligible) in Wellness but Wellness is going to go up pretty dramatically overall for the year, whatever that percentage may be. In the fourth quarter where you only lost three cents, you have a new price increase in effect this year that would cause the sequential business to be significant.

Is there anything – let me ask a better question. Is there anything that should likely cause, sequentially, the business to be significantly worse than it was in the fourth quarter, given the cost things you’ve done and the price increase you’ve put in place?

Michael Shea:
Well, that’s pretty close to asking a guidance question. Let me just remind you on the pricing that only, you know, that out of the gate only affects our non-contracted Portamedic customers. And I do want to remind you, I mean, we still have 13 percent unit decline in Q4 and that is, you know, Portamedic. Portamedic’s 60 percent of our business. You tell me what the unit decline is going to be in Q1 and I could have a better answer but, you know, Walter, I can’t get…

Walter Schenker:	Less than that. How’s that?
Michael Shea:	I’ll let you do the math.
Walter Schenker:
But you will be rolling- I realize we’ve had this discussion. You will be rolling price increases to the people on the contract, assuming the pricing holds for those who are not under contract over the course of the year?

Michael Shea:	Absolutely.
Walter Schenker:	Okay. And it is the goal – although not the forecast of the company, to reduce the decline to Portamedic and try and stabilize the unit volume?
Michael Shea:	Yes, it is.
Walter Schenker:	Okay. So therefore, assuming you achieve that, the unit declines in Portamedic will be declining during the course of the year?
Michael Shea:	That’s certainly our goal.
Walter Schenker:
One follows from the other. And therefore, I’ll come back again and I realize and you’re – we all understand what’s happening here, so I’m still trying. I won’t succeed, but I’ll try. If Wellness will be up sharply for the year, pricing albeit on part initially, but on more of it as the year goes by will be up at Portamedic. And if we are successful, my assumption in reducing the rate of decline at Portamedic or possibly even stabilizing it, then as we go through the year, the financial performance versus the fourth quarter should be improving?

Michael Shea:	Provided all those assumptions that you put out there Walter actually occurs as you’ve said, yes, that’s correct.
Walter Schenker:	Okay. Thank you.
Coordinator:	Our next question comes from (Val Thomas) from Merrill Lynch.
(Val Thomas):	Good morning, gentlemen.
Michael Shea:	Good morning.
Roy Bubbs:	Good morning.
(Val Thomas):	Listen, looking at pricing increases, do you think that your current operational performance is going to support price increases in the markets you serve?
Michael Shea:	Yes.
(Val Thomas):
Okay. And Roy represented on the previous call that the four major competitors that Hooper competes against, some of them are rowing in the same financial canoe that Hooper is. The ones that aren’t rowing in the same canoe, would you – what are they doing to gain market share in this market versus what Hooper’s doing and what can you learn from them?

Roy Bubbs:
There’s really – there’s three major competitors in the states. You know, there’s no hardcore data that can tell us, you know, who’s doing what so a lot of it is, you know, street information back and forth. It is our understanding that maybe two of our competitors are losing market share along with us and one is gaining it. What our best take on the gaining is that that particular customer picked up a rather significant account last year that helped increase their volume significantly and probably still had a little bit better – had growth in total but nothing probably outstanding over and above what they got with some new accounts.

So right now, it’s a little bit of moving deck chairs around on the Titanic, you know? And that’s why I get – go back to saying there are over – there’s more business out there that we can go get than what we currently have. And that’s why I believe still it’s basically 101 Sales, going out there and telling our story which is a compelling story, I believe, that – to bring back or to get new people to take a look at Hooper Holmes.

(Val Thomas):	Well, if its operational performance supports pricing increases, why didn’t we see more aggressive pricing increases in prior periods?
Roy Bubbs:
I think over the last year, year and a half, there’s been significant progress made on that. I think, once again, in my remarks of 10 days ago, I said we have – there’s a handful of customers that we need to have a more – a better conversation with regarding our pricing. And I think all those things together should have a good improvement on our balance sheet.

(Val Thomas):
Yeah. You know, it’s just, my take is that if units are decreasing at a rate higher than MIB applications. I don’t know where you – you know, it seems a stretch to say that operations would support pricing increases. What – how do you explain the delta between the decline in unit, you know, the unit declination versus the MIB declination which is, you know, Hooper’s running off units faster than the MIB is declining?

Roy Bubbs:
Well I wish that was an easy question to answer because , you know, we all look at MIB but we really don’t know what that really constitutes. MIB, you know, constitutes the whole marketplace which not all of it is involved in exams, et cetera. And so, is it a good indicator? Well, it’s about the only indicator we have out there, admittedly

But going back to – I think the core part of your question is, is fundamentally, we’re not bringing in new customers, new agents, to generate new activity. To be more specific, this company has grown around our (unintelligible) career captive type of agent. Over the last 15 years the industry’s gone where the career agent, captive agent owned 60, 65 percent of the marketplace and now owns something in the 35-40 percent of the marketplace. And we have to do a much better job on the brokerage side, which is the area that’s been growing or taking market share away from the career side.

So it’s – so we have to do significantly a better job in penetrating this marketplace that we know but are not involved in enough yet or aggressively involved in enough yet. So that’s a little bit of what’s happening in the marketplace and where Hooper Holmes has to put its attention and focus.

(Val Thomas):	Thanks guys. Thank you.
Coordinator:	Our last question comes from (Brian Riley) from Wachovia.
(Brian Riley):
Good morning again. I was just wondering, your - the SG&A number’s about 25 percent of the revenue line which has improved over last year a little bit. And I was wondering how much more there is to go in trimming that line item?

Michael Shea:
(Brian), you’re right. We did see a significant improvement over last year’s fourth quarter and the full year, year over year was a significant decline. You know, as I talked about a little earlier, I would – we’re always looking, you know, where we can find additional costs to cut but a lot of those major costs cut initiatives are behind us and are built into this Q4 number. So , you know, I would – at this point, yeah, we may be able to trim some more from that but I would use that current $15 million as a run rate at this time.

(Brian Riley):
Okay. It just seems like – 25 percent seems like a high number. But – other question, on the business that we are doing where , you know, we’re not being paid or the contracts get lost out there, can you sort of give us an idea as to how much that is as a percentage of our business?

Michael Shea:
I can’t get specific on the numbers, (Brian), but, you know, I do want to point out that it is a significant bottom line increase because we have already paid the exam – there’s all the cost related to those billings are already recognized in the P&L. So what we do recover will be a direct drop to the bottom line. So can’t get specific, but I can tell you it’s significant.

(Brian Riley):	Good. Thank you very much and good luck again.
Michael Shea:	Thank you.
Roy Bubbs:	Thank you.
Coordinator:	Now I’ll turn the call back over to the speakers.
Roy Bubbs:	Thank you again for all of you joining us today. We look forward to keeping you up to date in our progress in the weeks ahead. Have a great weekend.
Coordinator:	This concludes today’s conference.

END